Exhibit 10.2

SETTLEMENT AGREEMENT AND GENERAL MUTUAL RELEASE

This Settlement Agreement and General Mutual Release (“Agreement”) is entered into effective this 18th day of May, 2020 by and between Auctus Fund, LLC, a Delaware limited liability company (“Auctus”) and Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”). Auctus and BDIC shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on February 26, 2020, BDIC closed a transaction with Auctus that was the subject of a Securities Purchase Agreement (the “Auctus SPA”) and corresponding Convertible Promissory Note (the “Auctus Note”), both dated February 24, 2020. Under the Auctus SPA and the Auctus Note, BDIC issued Auctus the Auctus Note in the principal amount of One Hundred Twelve Thousand Seven Hundred Fifty Dollars ($112,750) in exchange for receiving One Hundred Thousand Dollars ($100,000) in cash, with the remaining $10,000 for due diligence and transaction costs and $2,750 for Auctus’ legal counsel for drafting the loan documents. The Auctus Note bears interest at Twelve Percent (12%) per annum and matures on December 24, 2020;

WHEREAS, connection with the Auctus SPA and Auctus Note, BDIC issued Auctus a warrant to acquire 1,127,500 shares of its common stock at an initial exercise price of $0.05 per share, which expires on the fifth anniversary of the warrant (the “Auctus Warrant” and together with the Auctus SPA and Auctus Note, the “Auctus Agreements”);

WHEREAS, on or about same time we entered into the Auctus Agreements we entered into similar agreements with Crown Bridge Partners, LLC and EMA Financial, LLC (together, the “Other Lenders”);

WHEREAS, the Parties now desire to have BDIC pay One Hundred Seventeen Thousand Seven Hundred Fifty Dollars ($117,750) to Auctus, in exchange for Auctus giving up all rights to any other consideration under the Auctus Agreements, with each Party giving the other Party a full, general release for any all claims related to the Auctus Agreements;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, without admitting or denying any wrongdoing by any Party hereto, the Parties covenant, promise and agree as follows:

AGREEMENT

1. In full satisfaction of any and all cash, securities or other consideration BDIC owes Auctus under the Auctus Agreements, the Parties agree that BDIC will pay Auctus One Hundred Seventeen Thousand Seven Hundred Fifty Dollars ($117,750) (the “Consideration”) on or before May 19, 2020 (the “Deadline”). To evidence the full satisfaction of the Auctus Note, upon Auctus’ receipt of the Consideration on or before the Deadline, Auctus will deliver a signed version of the Notice of Debt Satisfaction attached hereto as Exhibit A. To evidence the surrender of the Auctus Warrant, upon Auctus’ receipt of the Consideration on or before the Deadline, Auctus will deliver a signed version of the Surrender of Warrant attached hereto as Exhibit B. Auctus acknowledges and agrees that upon receipt of this signed Agreement and the Consideration on or before the Deadline, Auctus will not own any securities of BDIC, and will not be owed any money or securities from BDIC, as a result of the Auctus Agreements.

2. The Parties agree that this Agreement will not be effective and will be of no force and effect unless and until the Other Lenders enter into substantially similar agreements as this Agreement fully settling all consideration owed by BDIC to the Other Lenders under their agreements with BDIC.

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3. In exchange for the Consideration and the Auctus Release as defined herein, BDIC agrees to fully release Auctus from all obligations under the Auctus Agreements as set forth herein.

4. In exchange for the Consideration and the BDIC Release as defined herein, Auctus agrees to fully release BDIC from all obligations under the Auctus Agreements as set forth herein.

5. Effective with the signing of this Agreement by Auctus, BDIC and its respective agents, affiliates, divisions, predecessors, successors and assigns, hereby release Auctus, and each and all of his present and former agents, officers, directors, attorneys, and employees, from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against Auctus under the Auctus Agreements (the “BDIC Release”). This release of claims and defenses shall not alter the prospective duties or representations between the Parties under this Agreement.

6. Effective with the signing of this Agreement by BDIC, Auctus and its respective agents, affiliates, divisions, predecessors, successors and assigns, hereby release BDIC, and each and all of its present and former agents, officers, directors, attorneys, and employees, from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against BDIC under the Auctus Agreements (the “Auctus Release”). This release of claims and defenses shall not alter the prospective duties or representations between the Parties under this Agreement.

7. The Parties acknowledge and agree that these releases apply to all claims that they may have against the other Party arising out of, or pertaining to the Auctus Agreements, including, but not limited to, causes of action, injuries, damages, claims for costs or losses to a Party’s person and property, real or personal, whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent. The Parties agree not to file any complaints, causes of action, or grievances with any governmental, state or county entity against the other Party arising out of, or pertaining to the Auctus Agreements. The Parties acknowledge and agree that the releases do not apply to any claims either Party may have against the other regarding this Agreement.

8. The Parties expressly agree and understand that the above releases will be effective as of the date of the Parties signing this Agreement, provided that BDIC complies with the terms of this Agreement.

9. Section 1542 Release. It is understood and agreed by both Parties that all rights under an applicable provision similar to Section 1542 of the Civil Code of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,”

are hereby expressly waived. The Parties acknowledge, agree and understand the consequences of a waiver of Section 1542 of the California Civil Code, or a like applicable provision, and assume full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to matters released hereunder. The Parties understand and acknowledge that the significance and consequence of this waiver of Section 1542 of the Civil Code, or a like applicable provision, is that even if a Party should eventually suffer additional damages from the Auctus Agreements, it will not be permitted to make any claim for those damages. Furthermore, the Parties acknowledge that they intend these consequences even as to claims for damages that may exist as of the date of the signing of this Agreement but which the Parties do not know exist, and which, if known, would materially affect the Party’s decision to execute this Agreement, regardless of whether the Party’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. The Parties acknowledge and agree that the releases do not apply to any claims either Party may have against the other regarding the Settlement or this Agreement.

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10. The Parties acknowledge and agree that they will not defame or disparage the services, business, integrity, veracity, or personal or professional reputation of the other Party or any the other Party’s directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner; provided that the Parties may testify and respond truthfully to any questions from or on behalf of the themselves or any of its affiliates, or in any legal proceeding, arbitration or governmental investigation, or in any circumstances in which an answer may be legally compelled.

11. Each Party acknowledges and represents that, in executing this Agreement, such Party has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

12. This Agreement pertains to a disputed claim and does not constitute an admission of liability by any Party for any purpose, except as otherwise provided herein.

13. This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

14. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

15. All notices and other required or permitted communications shall be in writing, and shall be addressed as follows:

If to BDIC:	Blow & Drive Interlock Corporation
1427 S. Robertson Blvd.
Los Angeles, CA 90035
Attn. David Haridim, Chief Executive Officer
E-mail: info@blowanddrive.com
Fax: _____________________

With a copy to (which shall not constitute notice):

Law Offices of Craig V. Butler
300 Spectrum Center Drive, Ste 300
Irvine, CA 92618
Attn. Craig V. Butler, Esq.
E-mail: cbutler@craigbutlerlaw.com
Fax: (949) 209-2545

If to Auctus:	Auctus Fund, LLC
545 Boylston Street, 2nd Floor
Boston, MA 02116
Attn: Lou Posner
Facsimile: (617) 532-6420
E-mail:

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All notices shall be given (a) by personal delivery to the party, (b) by facsimile, (c) by e-mail, or (d) by overnight or other express courier services. All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt. Either Party may change its address by notice to the other Party.

16. In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing Party shall recover all of such Party’s attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

17. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the governing laws under the Auctus Agreements including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be the venue specified in the Auctus Agreements.

18. This Agreement sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

19. Party has had the opportunity to have its legal counsel review this Agreement on its behalf. If an ambiguity or question of law or intent arises with respect to any provision of this Agreement, the Agreement will be construed as if drafted jointly by the Parties. The Parties expressly agree that the construction and interpretation of this Agreement shall not be strictly construed against the drafter.

20. Notwithstanding anything herein to the contrary, this Agreement shall be null and void and of no further or effect if BDIC fails to pay the Consideration to Auctus on or before the Deadline.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

“BDIC”		“Auctus”

Blow & Drive Interlock Corporation, Inc.		Auctus Fund, LLC
a Delaware corporation		a Delaware limited liability company

By:	David Haridim	By:
Its:	Chief Executive Officer	Its:

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Exhibit A

Notice of Full Debt Satisfaction

Pursuant to that certain Settlement Agreement and General Mutual Release dated May 18, 2020 (the “Agreement”) by and between Auctus Fund, LLC, a Delaware limited liability company (“Auctus”) and Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”), Auctus is surrendering that certain Convertible Promissory Note dated February 24, 2020 issued by BDIC to Auctus in the principal amount of $112,750 (the “Note”) as part of the Consideration (as defined in the Agreement). As noted in the Agreement, this Notice of Full Debt Satisfaction is the documentation required by the Parties to evidence Auctus’ surrender of the Note and that Auctus considers all amounts due under the Note to be fully-satisfied upon the closing of the transactions contemplated in the Agreement.

By signing below, at the closing of the Agreement (as defined in the Agreement) Auctus irrevocably extinguishes all amounts owed to it from BDIC under the Note, and such amount shall be deemed to be paid and satisfied in full, in exchange for the consideration owed to Auctus under the Consideration.

Auctus Fund, LLC, a Delaware limited liability company

Signature: __________________________________

Print Name: __________________________________

Title: _______________________________________

Address: ____________________________________

                  ____________________________________

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Exhibit B

Surrender of Warrant

FOR VALUE RECEIVED, the undersigned does hereby cancel all rights to warrants to acquire 1,127,500 shares of BDIC’s common stock at an exercise price of $0.05 per share of BDIC common stock. These warrants are being cancelled pursuant to the terms of that certain Settlement Agreement and Mutual General Release by and between Auctus Fund, LLC, a Delaware limited liability company (“Auctus”) and Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”), dated May 18, 2020.

IN WITNESS HEREOF, the party below has executed this Surrender of Warrant as of the date indicated by his signature below.

Auctus Fund, LLC

Dated: May ___, 2020
By:
Its:

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